Exhibit 99.1

Horizon Technology Finance Announces
First Quarter 2016 Financial Results

Net Investment Income Covers Distributions for Third Consecutive Quarter

Maintains Quality Portfolio and Achieves an Annualized Portfolio Yield of 15.5%

FARMINGTON, Conn., May 3, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

•	Earned net investment income of $4.4 million, or $0.38 per share, for the quarter
•	Ended the quarter with an investment portfolio of $245.0 million
•	Achieved an annualized portfolio yield of 15.5% for the quarter
•	Increased net assets from operations by $1.4 million, or $0.12 per share, for the quarter
•	Net asset value equaled $157.2 million, or $13.62 per share, at quarter end
•	Total liquidity as of March 31, 2016 was $19.6 million
•	Asset coverage for borrowed amounts of 244% as of March 31, 2016
•	Floating rate loans comprised 95% of the outstanding principal of the loan portfolio as of March 31, 2016
•	Funded $16.5 million in loans to five companies
•	Experienced liquidity events from four portfolio companies
•	At quarter end, held a portfolio of warrant and equity positions in 86 portfolio companies
•	Declared distributions of $0.115 per share payable in each of July, August and September 2016, increasing cumulative declared distributions to $8.375 per share since going public in October 2010

“During the first quarter, we generated net investment income that exceeded our distributions and have now covered our distributions for three consecutive quarters,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Our success in the first quarter was a direct result of our maintaining the quality and size of our investment portfolio, achieving strong and consistent on-boarding yields over the past several quarters, and realizing positive liquidity events in the quarter. We also received proceeds in the quarter from our maturing warrant portfolio, as three of our portfolio companies completed M&A transactions during the quarter.”

Mr. Pomeroy continued, “We believe the recently announced increase in Horizon’s revolving credit facility will enhance the Company’s ability to capitalize on market demand for Horizon’s loan products. Our focus will remain on selectively originating high quality loans while benefitting from our existing investment portfolio, which we believe will generate net investment income to provide our shareholders with stable distributions. We hope to also generate additional upside for our shareholders with proceeds from our diverse warrant portfolio.”

Operating Results

Total investment income was $9.3 million for the three months ended March 31, 2016, as compared to $7.3 million for the three months ended March 31, 2015. The year-over-year increase in total investment income is primarily due to higher interest income on investments resulting from the higher average size of the loan portfolio.

The Company’s dollar-weighted average annualized portfolio yield on average loans for the three months ended March 31, 2016 and 2015 was 15.5% and 15.0%, respectively.

Total expenses for the three months ended March 31, 2016 increased to $4.9 million, as compared to $4.3 million for the three months ended March 31, 2015. Interest expense decreased year-over-year primarily due to a decrease in the effective cost of debt. Base management fee increased year-over-year primarily due to the higher average size of the investment portfolio.

Net investment income for the three months ended March 31, 2016 was $4.4 million, or $0.38 per share, as compared to $2.9 million, or $0.30 per share, for the three months ended March 31, 2015.

For the three months ended March 31, 2016, the net realized loss on investments was approximately $2.0 million, or $0.17 per share, as compared to the net realized loss on investments of $0.2 million, or $0.02 per share, for the three months ended March 31, 2015. The net realized loss on investments for the first quarter was primarily due to the resolution of one debt investment that was settled during the first quarter for a value of $0.5 million, which was the fair value of such debt investment as of December 31, 2015.

For the three months ended March 31, 2016, the net unrealized depreciation on investments was $1.0 million, or $0.09 per share, as compared to net unrealized appreciation on investments of $1.1 million, or $0.11 per share, for the three months ended March 31, 2015.

Portfolio Summary and Investment Activity

As of March 31, 2016, the Company’s debt portfolio consisted of 50 secured loans with an aggregate fair value of $238.4 million. In addition, the Company’s total warrant, equity and other investments in 88 portfolio companies had an aggregate fair value of $6.6 million as of March 31, 2016. Total portfolio investment activity as of and for the three months ended March 31, 2016 and 2015 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2016	2015
Beginning portfolio	$250,267	$205,101
New debt investments	16,500	23,933
Principal payments received on investments	(9,986)	(7,754)
Early pay-offs	(8,097)	(18,036)
Accretion of debt investment fees	362	340
New debt investment fees	(289)	(186)
New equity	45	—
Sale of investments	(836)	—
Net realized loss on investments	(1,917)	(230)
Net unrealized (depreciation) appreciation on investments	(1,014)	1,132
Ending portfolio	$245,035	$204,300

Net Asset Value

At March 31, 2016, the Company’s net assets were $157.2 million, or $13.62 per share, as compared to $165.0 million, or $14.19 per share, as of March 31, 2015, and $159.8 million, or $13.85 per share, as of December 31, 2015.

For the three months ended March 31, 2016 and 2015, the net increase in net assets resulting from operations was $1.4 million, or $0.12 per share, and $3.8 million, or $0.39 per share, respectively.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2016 and December 31, 2015:

($ in thousands)	March 31, 2016			December 31, 2015
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	9	$29,976	12.6%	7	$23,603	9.8%
3	33	186,026	78.0	37	199,185	82.2
2	7	22,174	9.3	7	18,879	7.8
1	1	250	0.1	1	500	0.2
Total	50	$238,426	100.0%	52	$242,167	100.0%

As of March 31, 2016 and December 31, 2015, Horizon’s loan portfolio had a weighted average credit rating of 3.0 with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and increased risk. As of March 31, 2016, there was one debt investment with an internal credit rating of 1, with a cost of $0.9 million and a fair value of $0.3 million. As of December 31, 2015, there was one debt investment with an internal credit rating of 1, with a cost of $2.7 million and a fair value of $0.5 million.

Liquidity Events

Horizon experienced liquidity events from four portfolio companies in the quarter ended March 31, 2016. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In January, Overture Networks, Inc. (“Overture”) prepaid the outstanding principal balance of $6.9 million on its venture loan, plus interest, end-of-term payment and prepayment fee. As a result of the successful sale of Overture during the first quarter, Horizon also received total proceeds of $432,000 from the exercise and sale of warrants and a success fee.

In February, Horizon received proceeds of approximately $127,000 pursuant to its exercise and sale of warrants in Snagajob.com, Inc. Horizon continues to hold equity in Snagajob.com.

In March, Sunesis Pharmaceuticals, Inc. (“Sunesis”) prepaid the outstanding principal balance of $1.2 million on its venture loan, plus interest and end-of-term payment. Horizon continues to hold warrants in Sunesis.

In March, Horizon received proceeds of approximately $318,000 pursuant to its exercise and sale of warrants in Lytx, Inc.

Liquidity and Capital Resources

As of March 31, 2016, the Company had $19.6 million in available liquidity, including cash and investments in money market funds totaling $17.6 million and $2.0 million in funds available under existing credit facility commitments.

As of March 31, 2016, there was $68.0 million outstanding under the $70 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million.

Subsequent to quarter-end, on April 27, 2016, Horizon announced that its wholly owned subsidiary, Horizon Credit II LLC, amended its syndicated revolving credit facility (“Credit Facility”) led by KeyBank National Association (“Key”), increasing the size of the Credit Facility to $95 million by adding a new lender, with MUFG Union Bank, N.A., committing an additional $25 million. The Credit Facility continues to have an accordion feature which allows for an increase in the total loan commitment to $150 million. There can be no assurance that any additional lenders will make any commitments under the Credit Facility.

As of March 31, 2016, the Company’s debt to equity leverage ratio was 70%, and the asset coverage ratio for borrowed amounts was 244%.

Monthly Distributions Declared in Second Quarter 2016

On April 28, 2016, the Company’s board of directors declared monthly distributions of $0.115 per share payable in each of July, August and September 2016. The following table shows these monthly distributions, which total $0.345 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
June 16, 2016	June 20, 2016	July 15, 2016	$0.115
July 18, 2016	July 20, 2016	August 15, 2016	$0.115
August 17, 2016	August 19, 2016	September 15, 2016	$0.115
		Total:	$0.345

After paying distributions of $0.345 per share and earning $0.38 per share for the quarter, the Company’s undistributed spillover income as of March 31, 2016 was $0.14 per share. Spillover income includes any ordinary income and net capital gains from the preceding years that were not distributed during such years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 4, 2016 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 89832550.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through May 6, 2016. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 89832550. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to generate current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31, 2016	December 31, 2015

Assets
Non-affiliate investments at fair value (cost of $251,276 and $255,494, respectively)	$245,035	$250,267
Investments in money market funds	291	285
Cash	17,263	20,765
Restricted investments in money market funds	652	1,091
Interest receivable	7,558	6,258
Other assets	2,036	2,230
Total assets	$272,835	$280,896

Liabilities
Borrowings	$109,151	$114,954
Distributions payable	3,982	3,980
Base management fee payable	425	385
Incentive fee payable	1,099	1,028
Other accrued expenses	958	798
Total liabilities	115,615	121,145

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,653,972 and 11,648,594 shares issued and 11,540,590 and 11,535,212 shares outstanding as of March 31, 2016 and December 31, 2015, respectively	12	12
Paid-in capital in excess of par	179,761	179,707
Distributions in excess of net investment income	(1,591)	(2,006)
Net unrealized depreciation on investments	(6,241)	(5,227)
Net realized loss on investments	(14,721)	(12,735)
Total net assets	157,220	159,751
Total liabilities and net assets	$272,835	$280,896
Net asset value per common share	$13.62	$13.85

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2016	2015
Investment income
Interest income on non-affiliate investments	$9,003	$6,562
Prepayment fee income on non-affiliate investments	167	520
Fee income on non-affiliate investments	127	184
Total investment income	9,297	7,266
Expenses
Interest expense	1,534	1,587
Base management fee	1,284	1,031
Performance based incentive fee	1,099	736
Administrative fee	281	268
Professional fees	501	431
General and administrative	201	260
Total expenses	4,900	4,313
Net investment income before excise tax	4,397	2,953
Provision for excise tax	—	10
Net investment income	4,397	2,943

Net realized and unrealized (loss) gain on investments
Net realized loss on investments	(1,986)	(230)
Net unrealized (depreciation) appreciation on investments	(1,014)	1,132
Net realized and unrealized (loss) gain on investments	(3,000)	902

Net increase in net assets resulting from operations	$1,397	$3,845
Net investment income per common share	$0.38	$0.30
Net increase in net assets per common share	$0.12	$0.39
Distributions declared per share	$0.345	$0.345
Weighted average shares outstanding	11,538,003	9,807,198